Exhibit 99.1

True Drinks’ CEO Update to Shareholders

IRVINE, CA-- (Marketwire – April 14, 2016) – True Drinks, Inc. (OTC BB: TRUU).

Dear Shareholders,

I wanted to update you on the last 90 days since my appointment as Interim CEO of True Drinks, Inc. I have refocused our business as a true entrepreneurial venture. In many ways, I view this as a new beginning for our company and an opportunity to make a significant difference in the lives of children throughout the world by taking on childhood obesity and diabetes head on. First, we have entered into a binding agreement for an additional $5.0 million in capital, of which $2.5 million has been received. The additional capital will allow us to support the ongoing marketing and vast opportunities before us in sales channels where we have struggled in the past. Second, we have overhauled our entire enterprise business systems to handle growth in efficient and effective ways. Additionally, we have restructured and refocused our sales division. I can assure you that the steps taken will result in substantial improvements to our performance in 2016.

As we have previously announced, we have partnered with Niagara Bottling, LLC, the largest producer of bottled water in the United States, which provides us with clear advantages over our former operations. The improvements include stability in our pricing, the capacity to enter into new markets, substantial improvements to our cash cycle, and a dramatic reduction of our environmental impact. An important benefit from a results perspective is that we will now have consistency in our margins without the fluctuations previously experienced. It is important to take note that our partnership with Niagara will yield future opportunities with innovative formulations that are certain to be first-to-market and, most importantly, on trend with the healthy consumer.

Our new preservative-free formulation of AquaBall will launch in May. The new AquaBall will widen the gap between us and our competitors and further its reputation as one of the healthiest beverages on the market for children. The new formulation will contain essentially four basic ingredients: purified water, natural flavors, vitamins and stevia. The children’s beverage industry has lacked innovation in recent decades. AquaBall’s reformulation sets it apart in a static marketplace. No other children’s beverage can make the claim that AquaBall can: zero sugar, zero calories, zero artificial colors and flavors, and now zero preservatives. Another noticeable attribute is the newly designed bottle. It is ergonomically shaped for children’s hands. It also allowed us to circumvent the extremely pressing issue of not fitting in convenience store glide racks, opening up a new sales channel. This redesigned shape is also a response to consumers as they wanted a bottle that would fit into car and car seat cup holders, and this bottle does.

As we approach our launch with Niagara, we have made significant improvements to our internal systems. In order to streamline operations, reporting, and sales, we have extended our ERP to include increased EDI capabilities, and have added a fully-integrated CRM and accounting system. These improvements will greatly enhance our performance, both internally and with our Niagara relationship.

I have restructured our sales team due to the shift to a Direct Store Distribution model. This sales model gives us a broader reach in the market and allows for “boots on the ground” to assure that product is on shelf and presented properly to the consumer. We launched this process in late 2015, and our initial efforts have been very successful. We expect to see this approach ramp up significantly in May with the launch of our new AquaBall formulation. We will handle the club and mass channels for customers such as Costco, Sam’s Club, Target and Walmart through our in-house sales team. We recently shipped our first order to Costco with our current product, and we will expand this relationship with our new formula.

As we continue to develop our organization, we have added employees to our sales and marketing teams. In sales, we are excited to announce the addition of Jeff Culbertson as Vice President of Sales, a seasoned executive who comes to us after over 20 successful years with Kraft. His energy, experience and relationships in the CPG market are exactly what we need to drive our sales force. In marketing, we have added a Senior Vice President of Marketing & Design, Mike Gottschalk, who is managing our brand identity, product packaging and our retailer marketing efforts. Mike comes to us from Pepsi Co & Sobe. We also created the new cutting edge role of Chief Mom to provide a genuine voice to our consumers. Prior to becoming our Chief Mom, Aubrye Foote was an owner of Club MomMe and a communications firm. She will be overseeing our social media, blogger community, internal and external events, and our direct engagement with moms. Mike and Aubrye have been instrumental in building out our marketing program to support the launch of our new formula for AquaBall and continuing to build brand awareness. Our campaign is focused on challenging consumers to make at least one wise choice a day towards a healthier lifestyle by choosing AquaBall over sugary beverages for their children.

I appreciate our shareholders’ support. Our team works collaboratively, and we have eliminated all silos to build long-term growth and maximize shareholder value. Leadership is not defined by words but by action. The transformation of True Drinks over the last 90 days is a precursor of what is to come.

Regards,
Kevin Sherman
Director and Interim Chief Executive Officer

About True Drinks, Inc.
True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18662 MacArthur Blvd., Ste. 110
Irvine, CA 92612
ir@truedrinks.com
949-203-3500